Exhibit 99.1

NEWS BULLETIN
M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES
HOMEAMERICAN MORTGAGE

FOR IMMEDIATE RELEASE
THURSDAY, JANUARY 6, 2005

Contacts:	Paris G. Reece III	Rachel L. Neumann
	Chief Financial Officer	Communications Director
	(303) 804-7706	(303) 804-7729
	greece@mdch.com	rlneumann@mdch.com

M.D.C. HOLDINGS REPORTS FOURTH QUARTER HOME ORDERS,
HOME CLOSINGS AND ENDING BACKLOG;
EXPECTS EARNINGS TO EXCEED HIGHEST ANALYST ESTIMATE

•	Quarterly orders for 2,662 homes

•	Closed 4,323 homes, highest for any quarter and 28% above last year

•	Record year-end backlog of 6,505 homes; estimated sales value of $1.92 billion

•	Fourth quarter earnings per share should exceed highest analyst estimate of $3.67, unadjusted for the January 10th stock split

     DENVER, Thursday, January 6, 2005 - M.D.C. Holdings, Inc. (NYSE/PCX: MDC) today announced that it received orders, net of cancellations, for 2,662 homes and 14,248 homes, respectively, during the 2004 fourth quarter and total year, compared with net orders for 2,690 homes and 12,630 homes during the same periods in 2003. Despite healthy demand for new homes in most of the Company’s markets, home orders were down slightly in the quarter, compared with the outstanding fourth quarter in 2003 when home orders surged 39% year-over-year. This pause in order growth, which emerged during the 2004 third quarter, primarily reflects a reduction in the pace of home orders in Nevada and California from the unsustainably high levels in prior quarters. Assuming no material changes in market conditions and anticipation of continued increases in active communities in most of the Company’s markets in 2005, MDC believes that its home order comparisons will improve as the year progresses beyond the first quarter. As a result, and given its record backlog to begin the year, the Company expects to produce its 12th consecutive year of record revenues and 8th consecutive year of record earnings in 2005.

     Fourth quarter home orders particularly were strong in Arizona, up 71% year-over-year despite a temporary decrease in active subdivisions of approximately 25%, due to the continued strong demand for new homes in this market. In addition, the Company received 528 net home orders in the 2004 fourth quarter from its newest markets in Utah, Texas, Florida,

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Philadelphia/Delaware Valley and Chicago, compared with only 236 home orders from Utah, Texas and Florida in the 2003 fourth quarter.

     As was the case in the 2004 third quarter, net home orders received in the fourth quarter were lower year-over-year in Nevada and California, primarily due to a reduction in the number of monthly net home orders per active community from the extraordinary levels experienced in these markets during the last half of 2003 and the first six months of 2004. In each of Nevada and California, the Company’s average number of monthly home orders received in each active community, excluding cancellations, in the 2004 fourth quarter was approximately the same as the fourth quarters of 2002 and 2001. However, the average monthly home orders received during the same period in 2003 was almost twice the levels recorded in the current quarter. Higher home order cancellations during the 2004 fourth quarter, compared with the same period in 2003, in both of these markets also contributed to the reduced number of net home orders. In addition, the net home orders received in California during the 2004 fourth quarter were impacted by a temporary reduction in the number of active communities, due in part to a higher than anticipated sales pace resulting from the exceptional demand for new homes in the state through the first half of 2004. Notwithstanding these changes in California and Nevada, the Company generally maintained the significant price increases realized in these markets earlier in the year.

     MDC believes that both California and Nevada provide favorable environments for continued strength in the demand for new homes for the foreseeable future, particularly in the Company’s locations and price points, and MDC has allocated significant capital for growth in these markets in 2005. As a result, the Company expects to have approximately twice as many active communities in Nevada by the end of the 2005 first quarter as it had a year earlier. And in California, the Company plans to add as many as ten active communities during the next 90 days.

     Although the demand for new homes in Virginia was exceptionally strong throughout the 2004 fourth quarter, home orders in Virginia also were lower, compared with the 2003 fourth quarter. During the first nine months of 2004, Virginia successfully implemented a policy of increasing sales prices and limiting the release of new homes for sale to allow construction to catch up with the backlog of homes sold but not started in this market. The division continued to enforce this policy during the fourth quarter of 2004, largely because of increasingly stringent regulatory requirements that have delayed land development activities and the commencement of construction on many homes in backlog.

Record Home Closings And Backlog

     MDC closed 4,323 homes and 13,876 homes, respectively, in the quarter and year ended December 31, 2004. These record home closing levels represent increases of 28% and 24% from the 3,374 and 11,211 homes closed, respectively, for the same periods in 2003. The Company

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concluded 2004 with its highest ever yearend backlog of 6,505 homes with an estimated sales value of $1.92 billion, 16% and 20% greater, respectively, than the backlog of 5,593 homes with an estimated sales value of $1.6 billion at December 31, 2003.

Earnings Per Share To Exceed Highest Analyst Estimate

     Earnings per share for the 2004 fourth quarter, unadjusted for the January 10th stock split announced earlier, should exceed the high end of the range of analyst estimates of $3.67, primarily due to a higher than expected average selling price of homes closed in the quarter. As previously disclosed, MDC’s share price and, accordingly, its earnings per share will be adjusted for the effect of the stock split on January 11, 2005. MDC plans to release its 2004 fourth quarter earnings after the market closes on Wednesday, January 12, 2005. A synchronized slide show and audio presentation will be broadcast over the Internet on Thursday, January 13, 2005, at 10:00 a.m. Eastern Standard Time in conjunction with its conference call. The presentation can be accessed by entering MDC’s website, www.richmondamerican.com, clicking on “Investors” and selecting “M.D.C. Holdings 2004 Fourth Quarter Conference Call.”

     MDC, whose subsidiaries build homes under the name “Richmond American Homes,” is one of the largest homebuilders in the United States. The Company also provides mortgage financing, primarily for MDC’s homebuyers, through its wholly owned subsidiary HomeAmerican Mortgage Corporation. MDC is a major regional homebuilder with a significant presence in some of the country’s best housing markets. The Company is the largest homebuilder in Colorado; among the top five homebuilders in Northern Virginia, suburban Maryland, Phoenix, Tucson, Las Vegas and Salt Lake City; and among the top ten homebuilders in Jacksonville, Northern California and Southern California. MDC also has established operating divisions in Dallas/Fort Worth, Houston, West Florida, Philadelphia/Delaware Valley and Chicago. For more information about our Company, please visit www.richmondamerican.com.

     Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of performance bonds and insurance covering risks associated with our business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives; (10) building moratoria; (11) governmental regulation, including the interpretation of tax, labor and environmental laws; (12) changes in consumer confidence and preferences; (13) required accounting changes;(14) terrorist acts and other acts of war; and (15) other factors over which the Company has little

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M.D.C. HOLDINGS, INC.

or no control. Additional information about the risks and uncertainties applicable to the Company’s business is contained in the Company’s Form 10-Q for the quarterly period ended September 30, 2004, which was filed with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

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M.D.C. HOLDINGS, INC.
Homebuilding Operational Data
(Dollars in Thousands)

	Three Months		Full Year
	Ended December 31,		Ended December 31,
Orders For Homes, net (units)	2004	2003	2004	2003
Arizona	962	562	4,066	3,229
California	270	635	2,034	2,116
Colorado	465	425	2,276	2,433
Florida	154	55	446	58
Illinois	12	—	20	—
Maryland	86	64	341	372
Nevada	185	534	2,596	2,595
Philadelphia/Delaware Valley	22	—	23	—
Texas	160	95	807	289
Utah	180	86	753	378
Virginia	166	234	886	1,160

Total	2,662	2,690	14,248	12,630

Cancellation Rate	32.0%	26.5%	25.3%	25.1%

Homes Closed (units)
Arizona	913	905	3,256	2,972
California	704	501	2,346	1,919
Colorado	715	686	2,318	2,656
Florida	201	81	452	93
Illinois	2	—	2	—
Maryland	134	77	385	291
Nevada	849	700	2,736	2,059
Texas	254	67	694	162
Utah	199	84	615	277
Virginia	352	273	1,072	782

Total	4,323	3,374	13,876	11,211

	December 31,	December 31,
Backlog (units)	2004	2003
Arizona	2,143	1,333
California	807	1,119
Colorado	692	734
Florida	638	104
Illinois	18	—
Maryland	225	269
Nevada	746	886
Philadelphia/Delaware Valley	23	—
Texas	256	143
Utah	289	151
Virginia	668	854

Total	6,505	5,593

Backlog Estimated Sales Value	$1,920,000	$1,600,000

Estimated Average Selling Price of Homes in Backlog	$295.2	$286.1

Active Subdivisions at Beginning of Month	236	202

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